Exhibit 10.1



                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------


       This Amended and Restated Employment Agreement (this "Agreement") is entered into on November 2, 2006, by and between John E. Denzel (the "Executive") and Ultratech, Inc., a Delaware corporation (the "Company"), and shall be effective as of October 5, 2006.

                              W I T N E S S E T H:
                              --------------------

       WHEREAS, the Executive is currently a party to an employment agreement with the Company dated November 24, 2003 (the "Prior Agreement");

       WHEREAS, the Executive has, effective as of October 5, 2006, resigned from his position as President and Chief Operating Officer of the Company.

       WHEREAS, both the Company and the Executive desire to continue the Executive's employment in a non-executive officer capacity for an appropriate transition period; and

       WHEREAS, the Company and the Executive desire to amend and restate the terms and conditions of the Prior Agreement so as to set forth the terms and conditions which will govern his post-October 5, 2006 employment with the Company.

       NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Executive agree as follows:

1.     Duties.

1.1 Change in Status. By reason of his October 5, 2006 resignation, the Executive shall no longer serve as President and Chief Operating Officer of the Company. However, the Executive shall continue in a non-executive employee status with the Company through November 4, 2006 and shall report directly to the Company's Chief Executive Officer. During such period of employment, the Executive shall provide such assistance and service as the Company's Chief Executive Officer may request in order to assure an orderly and successful transition period. On November 4, 2006, Executive's employment with the Company shall automatically terminate and Executive shall become entitled to the severance benefits in accordance with the provisions of Section 6.2 of this Amended and Restated Agreement.

1.2 No Other Employment. During the Executive's employment by the Company, the Executive shall devote substantially all of his business time, energy, and skill to the performance of his duties for the Company.

1.3 No Breach of Contract. The Executive hereby represents to the Company that the execution and delivery of this Amended and Restated Agreement by the Executive and the Company and the performance by the Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which the Executive is a party or otherwise bound. The Company hereby represents to the Executive that it is authorized to enter into this Amended and Restated Agreement and that the execution and delivery of such Agreement to the Executive and the employment of the Executive hereunder shall not constitute a breach of, or otherwise contravene, the terms of any law, agreement or policy by which it is bound.


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2.     At-Will Employment.

       The Executive and the Company agree that Executive's employment with the Company is and shall at all times during the Executive's employment hereunder be "at-will" employment. The Company may terminate the Executive's employment at any time prior to November 4, 2006 for any reason, with or without Cause. The Executive may terminate his employment with the Company at any time prior to November 4, 2006. No provision of this Agreement shall be construed as conferring upon the Executive a right to continue as an employee of the Company, and the "at-will" relationship between the Executive and the Company may not be altered except as agreed by the Executive and the Company in writing.

3.     Compensation.

3.1 Base Salary. The Executive's initial Base Salary shall be at a rate of $276,000 per year, paid in accordance with the Company's regular payroll practices in effect from time to time, but not less frequently than monthly. The Executive's Base Salary shall be reviewed annually and may be adjusted by the Board of Directors of the Company (the "Board"). (As used in this Agreement, "Base Salary" shall mean Base Salary as adjusted from time to time.)

3.2 Annual Bonus. While employed hereunder, the Executive shall be considered for an annual incentive bonus ("Annual Bonus") of up to 45% of his annual Base Salary, based upon the achievement of performance objectives established by the Board or the compensation committee of the Board (the "Compensation Committee"). Payment of up to 50% of the Executive's Annual Bonus may be deferred and paid out in equal annual installments over a period of no more than three years, with interest at the prime rate as set forth in The Wall Street Journal from time to time (the "Deferral Period"). During the Deferral Period, the unpaid portion of the deferred Annual Bonus, together with such accrued interest, may be subject to forfeiture if the Executive is terminated by the Company for Cause (as defined in Section 6.1.1). The Executive's performance objectives and maximum level of Annual Bonus as a percentage of Base Salary, as well as the payment terms for the Annual Bonus, shall be reviewed annually and may be adjusted by the Compensation Committee, including, without limitation, an adjustment to increase the maximum level of Annual Bonus as a percentage of Base Salary.




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3.3    Equity Compensation.

       3.3.1 Future Grants. In addition to the stock options previously granted to the Executive, the Executive shall be eligible for periodic grants of stock options or other equity awards under the Company's equity award program, subject to the Executive's continued employment hereunder. The terms, exercise price (if applicable), vesting period, any post-termination of employment provisions, and other provisions of each stock option or other equity award granted pursuant to this Section 3.3 shall, subject to the express provisions of this Agreement, be determined by the Compensation Committee at the time of grant of the option or other equity award.

       3.3.2 Acceleration and Extension. Notwithstanding Section 3.3.1, upon a termination of the Executive's employment (i) pursuant to Section
              6.2 or (ii) on account of his death or Disability, then each of the Executive's outstanding stock options or other equity awards which are not otherwise at that time vested shall thereupon become vested as to an additional 25% of the shares of stock subject thereto (or such lesser percentage as to make the award 100% vested). To the extent that the equity awards described in this
              Section 3.3.2 are stock options which were granted to Executive on or after July 21, 2003 and have become vested by their terms or become vested as described herein, such stock options shall remain vested and exercisable at least until the date that is one year and ninety (90) days after the termination of the Executive's employment as described in clauses (i) or (ii) of this Section
              3.3.2 (or such later date as may be specified in the award agreement), but in no event will such options be exercisable after the expiration of their original terms. Each option granted to Executive prior to July 21, 2003 shall, to the extent each such option has become vested by its terms or becomes vested as described herein at the time of the Executive's termination of employment under Section 6.2, remain exercisable until the earlier of (i) the last day of the post-employment exercise period set forth in the stock option agreement applicable to that option or
              (ii) the expiration date of the maximum option term.

4.     Benefits.

4.1 Pension and Welfare Plans. While the Executive is employed hereunder, he shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time.





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4.2    Reimbursement of Business and Other Expenses

       4.2.1 Expense Reimbursement. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's expense reporting policy.

       4.2.2 Legal Expenses. The Company shall promptly reimburse the Executive for his legal expenses, up to a maximum of $3,000, incurred in negotiating and documenting this Agreement with the Company.

4.3 Vacation. During the Executive's employment hereunder, the Executive shall be entitled to vacation in accordance with the Company's vacation policy for its executive officers.

5.     Death or Disability.

5.1 Definition of Disabled and Disability. For purposes of this Agreement, the terms "Disabled" and "Disability" shall mean the Executive's inability, because of physical or mental illness or injury, to perform his customary duties pursuant to this Agreement, with or without reasonable accommodation, and the continuation of such disabled condition for a period of one hundred eighty (180) continuous days as determined by an approved medical doctor. For purposes hereof, an approved medical doctor shall mean a doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

5.2 Termination Due to Death or Disability. If the Executive dies or becomes Disabled while employed hereunder, this Agreement and the Executive's employment shall automatically cease and terminate as of the date of the Executive's death or the date of Disability (which date shall be determined under Section 5.1 above, and referred to as the "Disability Date"), as the case may be. In the event of the termination of the Executive's employment due to his death or Disability, the Executive (or, in the event of his death, his estate) shall be entitled to receive:

              (i) a lump sum cash payment, payable within ten (10) business days after the date of death or the Disability Date equal to the sum of (A) any accrued but unpaid Base Salary as of the date of death or the Disability Date, (B) the portions of any deferred Annual Bonuses in respect of fiscal years completed prior to the date of death or the Disability Date which vest and become payable on such date, (C) any unreimbursed business expenses due under Section 4.2.1 of this Agreement and (D) any accrued but unpaid vacation;

              (ii) a monthly payment payable in each of the twelve (12) months following the date of the Executive's death or Disability Date in an amount equal to one-twelfth (1/12th) of the Executive's annual Base Salary in effect immediately prior to his death or Disability Date;

              (iii) solely in the event of the termination of the Executive's employment due to his Disability, if the Executive elects to continue his medical coverage under COBRA, reimbursement by the Company of such COBRA costs


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

              for a period of up to eighteen (18) months following the termination of his employment; provided, however, that the Company's obligation under this Section 5.2(iii) shall be reduced to the extent that comparable medical coverage is provided by a subsequent employer;

       (iv) partial acceleration of the vesting of a portion of the Executive's stock options and other equity awards, and the extended exercise period for any vested stock options, to the extent provided in Section 3.3.2.; and

       (v) such employee benefits accrued under the employee benefit plans, programs and arrangements of the Company described in Section 4.1 as to which the Executive or his estate may be entitled at the time of such termination.

       Any other compensation deferred on behalf of the Executive at the time of his death or Disability under any deferred compensation plan shall be paid at the time or times specified for payment pursuant to the provisions of such plan.

       The portion of any Annual Bonus to which the Executive may, in accordance with the provisions governing that Annual Bonus, become entitled in the performance period in which his death or Disability Date occurs shall be paid to the Executive by the fifteenth (15th) day of the third calendar month following the close of that performance period, unless payment by such date is not administratively practicable, in which event payment shall be made as soon thereafter as administratively possible.

6.     Termination by the Company.

6.1    Termination For Cause.

       6.1.1 Definition of Termination with Cause. A termination of the Executive's employment by the Company for cause ("Cause") shall mean the termination of the Executive's employment by the Board for any of the reasons listed below, except in the case of the reason set forth in (i) below, only after written notice by the Board stating the reason for the proposed termination for Cause and the Executive's failure to cure within ninety (90) days of receipt of such notice:

              (i) the Executive's repeated failure to perform any essential duty of his position other than due to Disability or such illness or injury as described in and determined under
                     Section 5.1 that would result in Disability if it continued for the period of time prescribed in Section 5.1;

              (ii) the Executive's commitment of an act that constitutes gross misconduct and is injurious to the Company, any subsidiary of the Company or any successor to the Company;

              (iii) the Executive's conviction of or pleading guilty or nolo contendere to any felony involving theft, embezzlement, dishonesty or moral turpitude;

              (iv) the Executive's commission of an act of fraud against, or the misappropriation of property belonging to, the Company, any subsidiary of the Company or any successor to the Company;



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


              (v) the Executive's commitment of an act of dishonesty in connection with his responsibilities as an employee that is intended to result in his personal enrichment or the personal enrichment of his family or others; or

              (vi) the Executive's material breach of this Agreement or other agreement between the Executive and the Company or any subsidiary of or successor to the Company.

       6.1.2 Entitlements Upon a Termination for Cause. If the Executive's employment is terminated for Cause, the termination shall be effective on the date the Company gives the Executive written notice of termination, except in the case of a termination for the reason described in Section 6.1.1(i), in which case the termination shall be effective on the last day of the ninety-day cure period. In the event of the termination of the Executive's employment hereunder due to a termination by the Company for Cause, then the Executive shall be entitled to receive:

              (i) a lump sum cash payment, payable within ten (10) business days after the date of termination of the Executive's employment, equal to the sum of (A) any accrued but unpaid Base Salary as of the date of such termination, (B) any earned and vested but unpaid portions of Annual Bonuses in respect of fiscal years completed prior to the date of such termination, to the extent such portions become payable at the time of such termination in accordance with their terms, (C) any unreimbursed business expenses that are due under Section 4.2.1 of this Agreement and (D) any accrued but unpaid vacation; and

              (ii) such employee benefits accrued under the employee benefit plans, programs and arrangements of the Company described in Section 4.1 as to which the Executive may be entitled at the time of such termination.

       Any compensation deferred on behalf of the Executive at the time of his termination for Cause under any deferred compensation plan shall, to the extent vested at the time of such termination, be paid at the time or times specified for payment pursuant to the provisions of such plan.

6.2 Severance Benefit. Upon the termination of the Executive's employment on November 4, 2006 pursuant to the terms of this Amended and Restated Agreement, other than by reason of (i) a Termination for Cause or (ii) death or Disability, Executive shall, subject to his execution of an effective and irrevocable release and non-disparagement agreement in a form acceptable to the Company, be entitled to:

              (i) a lump sum cash payment, payable within ten (10) business days after the date of termination of the Executive's employment equal to the sum of (A) any accrued but unpaid Base Salary as of the date of such termination, (B) the portions of any deferred Annual Bonuses in respect of fiscal years completed prior to the date of such termination which vest and become payable on such date, (C) any unreimbursed business expenses due under Section 4.2.1 of this Agreement and (D) any accrued but unpaid vacation;


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

              (ii)   a monthly severance payment payable in each of the twelve
                     (12) months following the date of termination of the Executive's employment in an amount equal to one-twelfth (1/12th) of the Executive's annual Base Salary in effect immediately prior to such termination;

              (iii) if the Executive elects to continue his medical coverage under COBRA, reimbursement by the Company of such COBRA costs for a period of up to eighteen (18) months following the termination of his employment; provided, however, that the Company's obligation under this Section 6.2(iii) shall be reduced to the extent that comparable medical coverage is provided by a subsequent employer;

              (iv) partial acceleration of the vesting of a portion of the Executive's outstanding stock options and other equity awards, and the extended exercise period for any vested stock options to the extent provided in Section 3.3.2.; and

              (v) such employee benefits accrued under the employee benefit plans, programs and arrangements of the Company described in Section 4.1 as to which the Executive may be entitled at the time of such termination.

              Any other compensation deferred on behalf of the Executive at the time of his termination by the Company without Cause under any deferred compensation plan shall be paid at the time or times specified for payment pursuant to the provisions of such plan.

                     The portion of any Annual Bonus to which the Executive may, in accordance with the provisions governing that Annual Bonus, become entitled in the performance period in which his termination occurs shall be paid to the Executive by the fifteenth (15th) day of the third calendar month following the close of that performance period or such later date as determined in accordance with Section 3.2, unless payment by such date is not administratively practicably, in which event payment shall be made as soon thereafter as administratively possible.

7.     Delayed Commencement Date for Payments and Benefits

              Notwithstanding any provision to the contrary in this Amended and Restated Agreement, no payments or benefits to which the Executive otherwise becomes entitled under this Amended and Restated Agreement in connection with his termination of employment shall be made or provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his "separation from service" with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or
              (ii) the date of his death, if the Executive is deemed at the time of such separation from service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Amended and Restated Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.


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8.     Non-Competition.

              The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, the amount of sensitive and confidential information involved in the discharge of the Executive's position with the Company, and the harm to the Company that would result if such knowledge or expertise was disclosed or made available to a competitor, and accordingly agrees that during the period that he is receiving any payments under this Agreement, he shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity that is competitive with the business of the Company. The Executive further agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section if such activity were carried out by the Executive and, in particular, the Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the "beneficial ownership" by the Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than one percent (1%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement. In the event that the Executive breaches the provisions of this Section 9, the severance benefits under Section 6.2 shall immediately terminate, the Executive shall cease to be entitled to any additional payments under this Agreement, and all stock options shall cease to be exercisable.



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9.     Confidentiality and Treatment of Inventions.

9.1 Confidentiality. The Executive will not at any time (whether during or after his employment with the Company), other than in the course of his duties hereunder or unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than an entity within the Company or any subsidiary or affiliate of the Company, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company or any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information that is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, software, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any entity within the Company or any subsidiary or affiliate of the Company, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company or any subsidiary or affiliate of the Company.

9.2    Treatment of Inventions.

       9.2.1 Prior Inventions. The Executive understands and acknowledges that he does not have any right or claim to any invention, idea, process, formula, discovery, technical information, trade secret, design, computer program, proprietary information, copyright, patent or other such item or matter (together, any "Invention"), including without limitation any Invention made prior to his employment with the Company. The Executive further understands and acknowledges that he has had the opportunity to disclose any Invention to the Company, and has voluntarily and knowingly waived and declined such opportunity because he has no Invention to disclose.

       9.2.2 Subsequent Invention Disclosure. The Executive hereby agrees to disclose to the Company in a prompt manner any Invention that he develops at any time prior to the six-month anniversary of his termination of employment with the Company.

       9.2.3 Assignment of Inventions. Except as otherwise provided by Section 9.2.4, the Executive hereby assigns and agrees to assign to the Company or its designee the Executive's entire right, title, and interest in and to any Invention that the Executive, whether solely or jointly, develops prior to the six-month anniversary of his termination of employment with the Company, with the use of time, material, equipment, supplies, facilities or trade secret information of the Company or any subsidiary or affiliate of the Company, whether or not during working hours. The Executive further agrees to cooperate with the Company and to perform all acts deemed necessary or desirable by the Company to permit and to assist the Company, at the Company's expense, in obtaining and enforcing the full benefits, enjoyment, rights and title (whether domestic or foreign) to any Invention hereby assigned by the Executive to the Company.


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       9.2.4  Inventions not Assigned. Section 9.2.3 shall not apply to an
              Invention that the Executive developed entirely on his own time without using the Company's or any of its subsidiaries' or affiliates' time, material, equipment, supplies, facilities or trade secret information, except for any Invention that either (i) relates at the time of conception or reduction to practice of the Invention to the Company's or a subsidiary's or affiliate's business, or actual or demonstrably anticipated research development of the Company or a subsidiary or affiliate of the Company or (ii) results from the Executive's work with the Company or a subsidiary or affiliate of the Company, whether or not during normal working hours.

10.    Antisolicitation.

       The Executive promises and agrees that, for a period of twelve (12) months following his termination of employment, he will not influence or attempt to influence suppliers or customers of the Company hereunder, either directly or indirectly, to divert their business away from the Company to any individual, partnership, firm, corporation or other entity then in competition with the Company or any subsidiary of successor to the Company.

11.    Soliciting Employees.

       The Executive promises and agrees that, for a period of twelve (12) months following termination of his employment hereunder, he will not directly or indirectly solicit any person who is then, or at any time within six months prior thereto was, an employee of the Company to leave the employ of the Company to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary of or successor to the Company.

12.    Cooperation in Litigation.

       The Executive agrees that he will reasonably cooperate with the Company in any litigation that arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a witness or consultant and producing documents and information relevant to the case or helpful to the Company. The Company agrees to reimburse the Executive for all reasonable costs and expenses he incurs in connection with his obligations under this Section 12.

13.    Indemnification.

       Indemnification shall be provided to the Executive as set forth in the indemnification agreement currently in effect the Company and the Executive and/or any subsequent indemnification agreement between the Company and the Executive (the "Indemnification Agreement"). The following additional provisions shall supplement Executive's indemnification rights under such agreement:

                     (i) Within forty-five (45) days after Executive incurs any expense for which Executive is entitled to indemnification pursuant to the Indemnification Agreement, Executive shall notify the Company in writing of the nature and dollar amount of that expense, and the Company shall promptly reimburse Executive for such expense. Executive may also seek advance payments from the Company for any indemnifiable expenses which Executive reasonably expects to incur, subject to any repayment obligation Executive may have to repay that expense if subsequently found not to be so indemnifiable.


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                     (ii) Within forty-five (45) days after Executive becomes
              subject to any judgment, fine, penalty, settlement amount or other assessment for which Executive is entitled to indemnification under the Indemnification Agreement (each a "Liability"), Executive shall notify the Company of the nature of that Liability and the dollar amount thereof, and the Company shall promptly pay Executive the amount thereof for which Executive is entitled to indemnification pursuant to his retained rights under the Indemnification Employment Agreement.

14.    Assignment.

       This Amended and Restated Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Amended and Restated Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and; provided, further, that the Executive may assign his rights to compensation and benefits by will or by operation of law or pursuant to Section 26.

15.    Governing Law.

       This Amended and Restated Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof, except as provided in Section 13.

16.    Entire Agreement.

       This Amended and Restated Agreement, together with the Indemnification Agreement, the stock option agreement for each of Executive's outstanding stock option grants from the Company and the Restricted Stock Unit Issuance Agreement between the Company and Executive covering 7,500 shares of the Company's common stock (collectively, the "Other Agreements"), represent the entire agreement of the parties hereto respecting the matters within the scope of this Amended and Restated Agreement and the Other Agreements and supersede the Prior Agreement and any and all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, other agreements, proposals or understandings relating to the subject matter hereof shall he deemed to be merged into this Amended and Restated Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.


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

17.    Modifications.

       This Amended and Restated Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

18.    Waiver.

       Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

19.    Number and Gender.

       Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

20.    Section Headings.

       The section headings in this Amended and Restated Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

21.    Resolution of Disputes.

       Any controversy or claim arising out of or relating to the Executive's employment, this Amended and Restated Agreement, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Santa Clara County, California, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association ("AAA") as modified by the terms and conditions of this Section 22; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

       The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive's employment.

       The Company shall pay the arbitrator's fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration The Company and the Executive each shall separately pay its or his own deposition, witness, expert and attorneys' fees and other expenses as and to the same extent as if the matter were being held in court unless otherwise provided by law; provided, however, that if the Executive prevails, the arbitrator may award the Executive reasonable attorneys' fees. The arbitrator shall resolve any dispute as to reasonableness of any fee or cost. The arbitrator shall have the sole and exclusive power and authority to decide any and all issues of or related to arbitrability.


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

22.    Severability.

       In the event that a court of competent jurisdiction determines that any portion of this Amended and Restated Agreement is in violation of any statute or public policy, then only the portions of this Amended and Restated Agreement which violate such statute or public policy shall be stricken, and all portions of this Amended and Restated Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Amended and Restated Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Amended and Restated Agreement.

23.    Notices.

       All notices under this Amended and Restated Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

       (i)    if to the Company:

              Ultratech, Inc.
              3050 Zanker Road
              San Jose, California  95134
              Attention: Chair, Compensation Committee of the Board of Directors

       (ii)   if to the Executive:

              John E. Denzel
              3371 Shady Spring Lane
              Mountain View, CA 94040

       Either party may change its address set forth above by written notice given to the other party in accordance with the foregoing. Any notice shall be effective when personally delivered, or five (5) business days after being mailed in accordance with the foregoing.

24.    Counterparts.

       This Amended and Restated Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

25.    Withholding Taxes.

       The Company may withhold from any amounts payable under this Amended and Restated Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.


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

26.    Beneficiaries.

       The Executive shall be entitled, to the extent permitted under any applicable law and to the extent permitted under any benefit plan or program maintained by the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive's death by giving the Company written notice thereof in accordance with the terms of such plan or program. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Amended and Restated Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

27.    Director's and Officer's Insurance.

       The Company shall provide director's and officer's insurance coverage for the Executive to the extent the Company provides such coverage for its other senior executive officers.

28.    No Mitigation or Offset.

       In the event of any termination of employment under this Amended and Restated Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Amended and Restated Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except (i) as specifically provided in Sections 5.2(iii) or 6.2(iii) of this Amended and Restated Agreement, or (ii) on account of any claims the Company may have against the Executive.

29.    Right to Advice of Counsel.

       The Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement. .

30.    Section 409A

       The Company reserves the right to amend this Amended and Restated Agreement in any way that the Company in good faith determines may be advisable to help ensure compliance with Section 409A of the Code and any regulations or other guidance thereunder (together, "Section 409A"). Any such amendment shall preserve, to the extent reasonably possible and in a manner intended to satisfy Section 409A and avoid the imputation of penalties or taxes under Section 409A, the original intent of the parties and the level of benefits hereunder.

31.    Survival.

       Upon the termination of this Agreement, the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 21, 22, 23, 25, 27, 28, 29 and 31 shall survive.

       IN WITNESS WHEREOF, the Company and the Executive have executed this Amended and Restated Employment Agreement as of the date first above written.

                                           THE COMPANY

                                           Ultratech, Inc.,
                                           a Delaware corporation


                                           By:   /s/ Vincent Sollitto
                                               ---------------------------------
                                               Vincent Sollitto
                                               Chairman, Compensation Committee
                                               of the Board of Directors




                                           THE EXECUTIVE


                                                 /s/ John E. Denzel
                                               ---------------------------------
                                                  John E. Denzel





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